Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on this September 1, 2021 (the “Effective Date”) by and between Duck Creek Technologies LLC (the “Company”) and Jeffrey H. Winter (the “Employee”).

R E C I T A L S:

The Company Group (as defined below) is engaged in the software, and the software as a service, business. In furtherance of such business, the parties hereto desire to enter into this Agreement, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and the compensation provided for herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1.
Effect of Prior Agreements
a.
Entire Agreement. This Agreement expresses the whole and entire agreement between the parties with reference to the employment of the Employee after the Effective Date and will supersede and replace, effective as of the Effective Date, any prior understandings or arrangements (whether written or oral) between the Employee and the Company or any of its Affiliates (the “Company Group”) or any of its equity holders (and their affiliates).
2.
Definitions. Wherever used in this Agreement, including, but not limited to, the Recitals and Sections 1 and 2, the following terms shall have the meanings set forth below (unless otherwise indicated by the context), and such meanings shall be applicable to both the singular and plural form (except where otherwise expressly indicated):
a.
“Board” means the board of directors of the Parent.
b.
“Cause” means, during employment, the Employee’s (i) embezzlement, misappropriation of corporate funds, or other acts of material dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any such felony or misdemeanor; (iii) any act constituting a willful or volitional act or failure to act which causes or can be expected to cause injury to the Company Group, as defined below (but not counting decisions, acts or omissions made in the ordinary course of business); (iv) material failure to comply or adhere to the Company’s policies, which have been communicated to the Employee in writing; (v) material breach during employment of the Restrictive Covenants Agreement, as defined below; or (vi) material dishonesty, gross negligence or intentional misconduct (including willfully violating any law, rule or regulation). The Employee shall not be terminated for Cause unless he is provided with written notice from the Company setting forth the acts or omissions giving rise to such termination and, if curable and excluding items (i), (ii) and (vi), he fails to cure such events or omissions within 15 days of receipt of such notice.
c.
“Change of Control” shall have the meaning set forth in the Parent’s 2020 Omnibus Incentive Plan.
d.
“Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.
e.
“Commencement Date” means the sixty-first (61st) day following the Employee’s Termination Date.
f.
“Disability” means the Employee’s inability, because of physical or mental illness or injury, to perform the essential functions of his customary duties to the Company, even with a reasonable accommodation, and the continuation of such disabled condition for a period of 120 continuous days, or for not less than 180 days during any continuous 24-month period.
g.
“Parent” means Duck Creek Technologies, Inc.
h.
“Person” means any individual, person, partnership, limited liability company, joint venture, corporation, company, firm, group or other entity.
i.
“Section 409A” means Section 409A of the Code and regulations and other guidance issued thereunder.
j.
“Separation from Service” means a “separation from service” from the Company or any of its subsidiaries or affiliates within the meaning of Section 409A.
k.
“Termination Date” means the date the Employee’s employment is terminated, and which termination is a Separation from Service.
3.
Titles, Duties and Reporting. During the Term (as defined in Section 4), the Employee shall be employed as the Chief Marketing Officer of the Company. The Employee shall have the duties and authorities customarily associated with this position and as otherwise reasonably determined by the Company’s Chief Executive Officer.
4.
Term of Employment.
a.
Term. Commencing on the Effective Date, the Employee shall be employed by the Company until the Employee or the Company terminates the Employee’s employment as provided in Section 7 (such period, the “Term”).

5.
Compensation.
a.
Annual Base Salary. During the Term, the Employee’s annual base salary will be $350,000 (“Annual Base Salary”); which shall be subject to annual review on each anniversary of the Effective Date for increase but not decrease. The Company agrees to use commercially reasonable efforts to ensure the Employee’s base salary and annual bonus are reported on a W-2.
b.
Annual Bonus. For each fiscal year during the Term, the Employee will be entitled to receive a cash bonus (the “Annual Bonus”) based on achievement of performance goals established by the Board (the “Performance Goals”). The target Annual Bonus shall be 50% of Annual Base Salary (“Target Bonus”), payable at target if the target Performance Goals are achieved. Except as provided in Section 7(d) below, payment of any Annual Bonus shall be subject to the Employee’s continued employment with the Company through the time of payment. Any Annual Bonus shall be paid in the fiscal year following the end of the performance period, within a reasonable period of time following the end of such fiscal year and in all events no later than the time such bonuses for the applicable fiscal year are paid to similarly situated active employees of the Company. All funding to the bonus plan is 100% discretionary; the Board reserves the right to modify, change, or terminate the Annual Incentive Bonus Plan at any time without notice. The determination of the Company’s Board of Directors with respect to your bonus will be final and binding.
c.
Sign-on Bonus. You will receive a one-time sign-on bonus of $50,000 (the “Sign-on Bonus”). This Sign-on Bonus will be paid in one lump sum in a separate check or through Duck Creek Technologies normal payroll after thirty (30) days from your start date. The Sign-On Bonus is taxable and will be subject to all required taxes and withholdings. In the event that your employment with Duck Creek Technologies terminates for any reason within 12 months of your start date, you agree to repay the full amount of the Sign-on Bonus. You further agree that any repayment of the Sign-on Bonus that may become due to Duck Creek Technologies under this letter agreement may be deducted to the extent permitted by law from any amounts due you from Duck Creek Technologies at the time of your employment termination, including wages, accrued vacation pay, incentive compensation payments, and/or bonuses, and you hereby expressly authorize any such deduction. In addition to this, you will also receive a one time grossed up amount of $1700 within thirty (30) days from your start date.
d.
Benefit Plans. The Employee shall receive employee benefits no less favorable than other similarly situated employees of the Company Group in the United States. The Employee will also be reimbursed for reasonable business expenses in accordance with the Company’s expense reimbursement policy, which reimbursements shall be made within sixty (60) days following the Employee’s submission of a written invoice to the Company describing such expenses in reasonable detail.

e.
Indemnification. The Employee shall receive indemnification for third-party claims (and advancement of expenses) protection and coverage under directors’ and officers’ liability insurance policies on a basis no less favorable than the basis under which any director or officer of the Company is so covered.
6.
Non-Compete, Non-Solicitation, and other Covenants. On the date hereof, the Employee shall enter into the “Restrictive Covenants Agreement,” attached hereto as Exhibit A; provided that such agreement will become effective on the Effective Date; provided, however, the non-competition restrictions in Section 8(a) of the Restrictive Covenants Agreement shall become effective on the date that is ten (10) business days following the date hereof.
7.
Termination and Other Post Termination Benefits
a.
Cause. The Company shall have the right to terminate the Employee’s employment under this Agreement at any time for Cause upon written notice to the Employee as provided in subparagraph (f) below. The Employee shall have the right to terminate the Employee’s employment under this Agreement upon 30 days’ advance written notice to the Company as provided in subparagraph (f) below. In the event the employment of the Employee is terminated by the Company for Cause or by the Employee for any reason, the Employee shall have no right to receive compensation or other benefits under this Agreement (other than the Accrued Payments set forth in Section 7(d)) for any period after such termination. In addition, the Employee shall remain entitled to any rights under Section 5(e), the last sentence of Section 7(d) and Section 19.
b.
Other Than Cause. If the employment of the Employee is terminated by the Company without Cause (other than due to death or Disability), the Employee shall be entitled to the following compensation and benefits, in addition to the Accrued Payments set forth in Section 7(d):
(i)
continued payments of the Employee’s Annual Base Salary, in accordance with the Company’s standard payroll practices, for a period of 12 months; provided, however, if such termination occurs on, or within one year after, a Change of Control (provided such event is also a “change of control event” as determined in accordance with Section 409A), such amount shall be paid in a lump sum on the Commencement Date; and
(ii)
Provided that the Employee timely elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for the 12 calendar months immediately following the end of the calendar month in which the Termination Date occurs, the Company shall pay a portion of the premiums so that the Employee’s cost for coverage is commensurate with active employees; provided, that, if the Company determines that such payments would cause adverse tax consequences to the Company or the Employee or otherwise not be permitted under the Company health and welfare plans or under law, the Company shall instead provide the Employee with monthly cash payments during such 12-month period in an amount equal to the amount of the Company’s monthly contributions referenced above; provided, further, that such contributions shall cease to be effective as of the date that the Employee obtains health and welfare benefits from a subsequent employer (the payments set forth in clauses (i) and (ii), collectively, the “Severance Payments”).

Notwithstanding the foregoing, the Severance Payments shall be reduced by the Non-Compete Payment (as defined in the Restrictive Covenants Agreement), if applicable, to the extent permitted under applicable law and Section 18 of this Agreement; provided that any such reduction shall be applied to the earliest amount payable pursuant to this Section 7(b) with respect to which such reduction is permissible.

If the Employee breaches any of the covenants set forth in the Restrictive Covenants Agreement (as applicable and pursuant to the terms therein), the Employee shall not be entitled to receive any further compensation or benefits pursuant to this Section 7(b) from and after the date of such breach and the Employee shall be required to promptly repay any compensation the Employee received pursuant to this Section 7(b) prior to the date of such breach. Notwithstanding anything to the contrary contained herein, the Company shall have no obligation to pay the payments and provide the benefits set forth in this Section 7(b) unless, within sixty (60) days after the Termination Date, the Employee executes and delivers to the Company a release of claims in a form substantially similar to the form attached hereto as Exhibit B and the revocation period of such release expires.

c.
Death / Disability. If the Employee’s employment is terminated due to his death or Disability, the Employee (or his estate, as applicable) shall be entitled to receive the COBRA Payment (payable as set forth in Section 7(b) of this Agreement) and the Accrued Payments set forth in Section 7(d).
d.
Accrued Payments. In the event of a termination of employment for any reason, the Employee will receive (A) the Employee’s accrued and unpaid base salary, vacation (in accordance with Company policy) and unreimbursed business expenses (if any) through the Termination Date, payable as soon as practicable following the Termination Date, (B) except in the event of a termination for Cause or a resignation by the Employee for any reason, the earned but unpaid portion, if any, of any Annual Bonus with respect to a fiscal year ending prior to the Termination Date, payable at the same time annual bonuses for such fiscal year are otherwise paid to the Company’s senior executives, and (C) all other amounts to which the Employee is entitled under any compensation plan of the Company at the time such payments are due (items (A) through (C) collectively, the “Accrued Payments”). In addition, for all terminations, the Employee shall remain entitled to any payments or benefits provided under any outstanding equity or long-term incentive agreements, in accordance with the terms of such agreements.
e.
No Mitigation Obligation. In receiving any payments pursuant to this Section 7, the Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee hereunder and such amounts shall not be reduced or terminated whether or not the Employee attains other employment.
f.
Notice of Termination. A termination of the Employee’s employment by the Company or the Employee for any reason other than death shall be communicated by Notice of Termination to the other party hereto. For this purpose, a “Notice of Termination” means a written notice which specifies the effective date of termination consistent with this Agreement.
8.
Severability. All agreements and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.
9.
Assignment Prohibited. This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of his, her, or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that nothing in this Section 9 shall preclude the Employee from designating a beneficiary to receive any benefit payable under this Agreement upon the Employee’s death pursuant to Section 7(c). Notwithstanding the foregoing, the Company may assign their rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company Group (by merger or otherwise).
10.
No Attachment. Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
11.
Headings. The headings of paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
12.
Governing Law. The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be governed by and construed in accordance with and under and pursuant to the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles thereof and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the Commonwealth of Massachusetts shall be applicable and shall govern to the exclusion of the law of any other forum. Any action, special proceeding or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts situated within Suffolk County, Massachusetts, and by execution and delivery of this Agreement, the Employee and the Company irrevocably consent to the exclusive jurisdiction of those courts and the Employee hereby submits to personal jurisdiction in the Commonwealth of Massachusetts. The Employee and the Company irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Agreement or any transaction related hereto. The Employee and the Company acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to this Agreement.
13.
Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Employee’s heirs, executors, administrators and legal representatives, and the Company and its permitted successors and assigns. If the Employee should die while any payment, benefit or entitlement is due to the Employee hereunder, such payment, benefit or entitlement shall be paid or provided to the Employee’s designated beneficiary(ies) (or if there is no designated beneficiary, to his estate).
14.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
15.
Notices. All notices, requests, demands and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission, email transmission (in PDF format) or similar writing) and shall be given to such party at his, her, or its address or telefacsimile number set forth below or at such other address or telefacsimile number as such party may hereafter specify for the purpose of giving notice to the other party:
(a)
If to the Employee:

to the Employee’s home address reflected in the Company’s books and records, and if to the Employee’s legal representative, to such Person at the address of which the Company is notified in accordance with this Section 15.

(b)
If to the Company:

Duck Creek Technologies LLC
22 Boston Wharf Road, 10th Floor
Boston, MA 02210
Attention: Michael Jackowski, Chief Executive Officer

Each such notice, request, demand or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Section 15. Delivery of any notice, request, demand or other communication by telefacsimile or email shall be effective when received if received during normal business hours on a business day. If received after normal business hours, the notice, request, demand or other communication will be effective at 10:00 a.m. on the next business day.

16.
Modification of Agreement. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this Section 16 may not be waived except as herein set forth.
17.
Taxes. To the extent required by applicable law, the Company shall deduct and withhold all necessary federal, state, local and employment taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.
18.
Compliance with Section 409A. It is the Company’s intent that payments and benefits under this Agreement comply with Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Employee shall not be considered to have terminated employment with the Company or any subsidiary or affiliate thereof for purposes of this Agreement unless the Employee would be considered to have incurred a Separation from Service from the Company or any of its subsidiaries or affiliates. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A or any other exemption under Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent that any reimbursements or in-kind benefits due to the Employee under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements and in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Employee’s Separation from Service shall instead be paid on the first business day after the date that is six months following the Employee’s Separation from Service (or death, if earlier). This Agreement may be amended in any respect deemed by the Company in good faith to be necessary in order to preserve compliance with Section 409A without imposing any additional interest, taxes or penalties on the Employee.
19.
Section 280G. Notwithstanding anything in this Agreement or otherwise to the contrary, in the event that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any member of the Company Group, or any entity that effectuates a change of control (or any of its affiliates) to or for the benefit of the Employee (whether pursuant to the terms of this Agreement or any other plan, equity-based award, arrangement, agreement or otherwise) (all such payments, awards, benefits and/or distributions being hereinafter referred to as the “Total Payments”) would be subject to the excise tax under Section 4999 of the Code (or any successor provision) (the “Excise Tax”), then:

a.
To the extent necessary to make such portion of the Total Payments not subject to the Excise Tax, the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero), with any such reduction being made as follows: cash payments being reduced before equity-based compensation or other non-cash compensation or benefits, in each case, in reverse order beginning with payments or benefits that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code; provided that, in the case of all of the foregoing Total Payments, all amounts that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A- 24(b) or (c) as would result in no portion of the payments being considered “excess parachute payments” under Section 280G of the Code.
b.
Section 19(b) shall not apply and no reduction of Total Payments will occur if (i) clause 19(b)(ii) is applicable and (ii) (1) the net amount of such Total Payments, as reduced pursuant to Section 19(b) (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is less than (2) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
c.
Any determinations that are made pursuant to this Section 19 shall be made by a nationally recognized certified public accounting firm that shall be selected by the Company (and paid by the Company) prior to any transaction that is subject to Section 280G of the Code (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to the Employee setting forth in reasonable detail the basis of the Accountant’s determinations.
20.
Recitals. The recitals to this Agreement shall form a part of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first indicated above.

Duck Creek Technologies LLC

By: /s/ Michael A. Jackowski
Name:
Title:

[Signature Page to Employment Agreement]

EMPLOYEE

/s/ Jeffrey H. Winter
Name: Jeffrey H. Winter

[Signature Page to Employment Agreement]

Exhibit A

RESTRICTIVE COVENANTS AGREEMENT

In consideration of (a) my continued employment by Duck Creek Technologies LLC and/or any of its subsidiaries (the “Company” and, together with Duck Creek Technologies, Inc. (the “Parent”) and all of its affiliates (other than any investors or equity holders in the Parent) collectively, the “Company Entities”) pursuant to that certain Employment Agreement by and between Duck Creek Technologies LLC and me, dated September 1, 2021 (the “Employment Agreement”), (b) receipt of my restricted stock equity compensation award issued pursuant to the Parent’s 2020 Omnibus Incentive Plan (the “RSA Award”), (c) the provision by the Company Entities of trade secrets and confidential information to me, (d) the Company Entities’ introduction to me of their clients and customers, and other good and valuable consideration, the receipt and sufficiency of which I acknowledge, I agree to the terms and conditions of this Restrictive Covenants Agreement (this “Agreement”) as set forth below. Any term not defined herein shall have the meaning set forth in the Employment Agreement.

1.
Proprietary Information. I agree that all information, whether or not in writing, concerning the Company Entities’ business, technology, business relationships, employee and consultant relationships or financial affairs that the Company Entities have not released to the general public (or is otherwise not known within the relevant trade or industry) and which I received during employment with the Company (“Proprietary Information”) is and will be the exclusive property of the Company Entities. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public (or otherwise known within the trade or relevant industry), such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections, customer lists, prospective customer lists and any customer and/or prospective customer list database; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company Entities from their respective customers or suppliers or other third parties.
2.
Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company Entities other than in connection with the performance of my duties as an employee of the Company or any Company Entity, or use any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company or any Company Entity. I will cooperate with the Company Entities and use my reasonable best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment, except to the extent I am permitted to retain such information pursuant to Section 19 of this Agreement. Notwithstanding anything to the contrary in this Agreement or otherwise, I shall be permitted to disclose Proprietary information (i) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement or any other agreement between myself and any Company Entity, including, but not limited to, the enforcement of such agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (ii) as required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over me; provided, in such event, to the extent legally permitted, I give the Company reasonable notice of such requirement and an opportunity to oppose such request (and I will reasonably cooperate with the Company in such opposition).
3.
Rights of Others. I understand that the Company Entities are now and may hereafter be subject to nondisclosure or confidentiality agreements with third parties which require the Company Entities to protect or refrain from use of such third persons’ proprietary information. I agree to be bound by the non-disclosure or confidentiality terms of such agreements in the event I have access to such proprietary information and have knowledge of such agreements.
4.
Commitment to Company Entities; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full business time and efforts to the business of the Company Entities and I will not engage in any other business activity that conflicts with my duties to the Company Entities. I will advise the General Counsel of the Company or his or her nominee at such time as any activity of either the Company Entities or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is reasonably requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist. Notwithstanding the foregoing, during employment (and thereafter) I can manage my personal and family investments, engage in charitable and/or educational activities, including service on boards of directors of charitable and/or educational organizations, serve on industry advisory committees and/or boards and, to the extent approved by the board of directors of Parent, serve as a member of the board of directors or managers of any for-profit entity; provided that such activities do not interfere with my duties and responsibilities to the Company Entities.
5.
Developments. I will make full and prompt disclosure to the Company of all Developments during the period of my employment that: (a) relate to the business of any Company Entity or any customer of or supplier to any Company Entity or any of the products or services being researched, developed, manufactured or sold by any Company Entity or which may be used with such products or services; or (b) result from tasks assigned to me by a Company Entity; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company Entity (collectively, “Company-Related Developments”). I acknowledge that all copyrightable Company-Related Developments are created by me on a “work for hire” basis. To the extent any such copyrightable work is deemed by a court not be a “work for hire” and with respect to all other Intellectual Property Rights in any Company-Related Developments, I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company Entities and their successors and assigns all my right, title and interest in all such Company-Related Developments. “Developments” means inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship, whether or not patentable or copyrightable that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction. “Intellectual Property Rights” means all patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, trade secrets and other intellectual property rights in all countries and territories worldwide and under any international conventions.

To preclude any possible uncertainty, I have set forth on Appendix A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Appendix A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Appendix A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company’s product, process or machine or other work done for the Company Entities, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which the Company actually is engaged or is planning to be engaged or was engaged anytime while I was employed by the Company Entities, and does not result from the use of premises or equipment owned or leased by the Company Entities. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

7.
Documents and Other Materials. I will keep and maintain adequate and current records of Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company Entities. Any property situated on Company Entities’ premises and owned by any Company Entity, including, without limitation, computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company Entities or to my work for the Company Entities, and will not take or keep in my possession any of the foregoing or any copies. Notwithstanding anything to the contrary in this Agreement or otherwise, I may retain the information set forth in Section 19 below.

8.
Enforcement of Intellectual Property Rights. I will cooperate with the Company at its sole expense, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. At the Company’s sole expense, I will sign, both during and after the term of this Agreement, all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company reasonably deems necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take such actions as the Company reasonably deems necessary or desirable in order to protect its rights and interests in any Company- Related Development.
9.
Non-Competition and Non-Solicitation. In order to protect the Company Entities’ Proprietary Information and good will:

(a) while I am employed by the Company or any of the other Company Entities and, unless the Company elects not to enforce the non-competition restriction set forth in this Section 8(a), by providing written notice to me, no later than the Termination Date, for a period of twelve (12) months following the Termination Date resulting from either (i) my resignation from employment with the Company Entities for any reason or (ii) the Company Entities’ termination of my employment with the Company Entities due to Non-Compete Cause (as defined below) (such post-employment restricted period the “Non-Compete Restricted Period”), I will not, directly or indirectly, render advice or perform the same or similar services in the Restricted Area (as defined below) for any Competitor (as defined below) as those I performed for the Company Entities at any time during the 24 month period prior to the Termination Date; provided, however, that notwithstanding the foregoing, the Non-Compete Restricted Period shall automatically be extended to two (2) years following the Termination Date as set forth in clauses (i) and (ii) above in the event that I breach a fiduciary duty to the Company Entities or unlawfully take, physically or electronically, any property belonging to the Company Entities; and

(b) while I am employed by the Company or any of the Company Entities and for a period of twelve (12) months following the Termination Date resulting for any reason or no reason (the “Non-Solicitation Restricted Period”), I will not, directly or indirectly, on behalf of a Competitor and for purposes of providing products or services competitive with the Business (as defined below) or to encourage the termination or diminishment of such Person’s business relationship with the Company Entities: (i) call upon, solicit, contact, or transact business (or attempt to do any of the foregoing) for any Customer (as defined below) or Potential Customer (as defined below) of the Company Entities that I called upon, solicited, contacted, or serviced for the Company Entities during my employment or, on or following the Termination Date, during the 24 month period prior to the Termination Date; (ii) call upon, solicit, contact, or transact business (or attempt to do any of the foregoing) for any Customer or Potential Customer; (iii) call upon, solicit, or contact or transact business with any vendor or supplier of the Company Entities who during my employment is a vendor or supplier of any of the Company Entities, or on or following the Termination Date, was a vendor or supplier of the Company Entities during the 24-month period prior to the Termination Date or about whom I had knowledge; or (iv) otherwise divert or take away (or attempt to do any of the foregoing) any business of the Company Entities to a Competitor of the Company Entities.

Notwithstanding the foregoing, nothing in this Section 8 shall be violated by actions taken in the good faith performance of my duties to the Company Entities.

I recognize and agree that as part of my job duties and responsibilities, I will be providing services for or on behalf of the Company Entities that are co-extensive with the entire geographic scope of the Company Entities’ business, and that because of the global nature and scope of these executive duties and responsibilities and because of the global nature and scope of the Company Entities’ business and their focus on the Business, my performance of my duties and responsibilities is not tied to any specifically designated territory or geographic region.

Accordingly, the “Restricted Area” shall mean shall mean any country in which I provided services or had a material presence or influence for or on behalf of the Company Entities during the 24 month period prior to the Termination Date.

I acknowledge and agree that the RSA Award represents fair and reasonable consideration for the non-competition restriction in Section 8(a), including, if applicable, during the Non-Compete Restricted Period. Unless the Company elects, pursuant to Section 8(a), not to enforce the non-competition restriction set forth in Section 8(a) during the Non-Compete Restricted Period, the Company shall pay me, upon the commencement of the Non-Compete Restricted Period through the expiration of the Non-Compete Restricted Period, an amount equal to 50% of my highest annualized base compensation within the two (2) year period immediately preceding the Termination Date (such amount, the “Non-Compete Payment”) in equal installments in accordance with the Company’s customary payroll practices as in effect on the Termination Date and commencing on the Company’s first payroll date following the Termination Date; provided, however, that the Company shall have no obligation to pay, and I shall not be entitled to receive, such Non-Compete Payment during any extension of the Non-Compete Restricted Period as a result of my breach of a fiduciary duty to the Company Entities or unlawful taking of, either physically or electronically, any property belonging to the Company Entities. In the event that I breach any of my obligations under Section 8(a), including my breach of a fiduciary duty to the Company Entities or unlawful taking of, either physically or electronically, property of the Company Entities, the Company’s obligations to provide the Non-Compete Payment shall thereupon immediately cease, and the Company shall be entitled, in addition to any remedies available in equity and at law, including, without limitation, injunctions and monetary damages, to recover from me any and all amounts of the Non-Compete Payment previously paid to me.

Any Severance Payments payable to me pursuant to my Employment Agreement shall be reduced by the Non-Compete Payment, if applicable, to the extent permitted under applicable law in accordance with Section 4(b) of my Employment Agreement.

“Business” means the business of selling policy, billing and/or claims software to property and casualty insurance companies.

“Competitor” shall mean any Person that engages in the Business but shall not include any division, subsidiary or affiliate of a Person engaged in the Business (and such entity or division, as applicable, which engages in the Business represents no more than 10% of such entity’s (or, in case of an affiliate, the entire controlled group’s) annual revenues) if such division, subsidiary or affiliate does not itself engage in the Business; provided, however, that I shall not render advice or provide services on business matters with any individual employed by any such division, subsidiary or affiliate engaged in the Business.

“Customer” shall mean during my employment any Person who purchased or contracted to purchase any products or services offered by the Company in the Company Entities’ Business and, on or following my Termination Date, any Person which, at any point during the twelve (12) month period of time preceding termination of my employment with the Company for any reason, purchased or contracted to purchase any products or services offered by the Company in the Company Entities’ Business.

“Non-Compete Cause” shall mean cause as defined under Massachusetts law, as applicable to the Massachusetts Noncompetition Agreement Act, MGL c.149, § 24L, including, without limitation, Cause as defined in my Employment Agreement.

“Potential Customer” shall mean during my employment any Person who is identified on a list by any Company Entity as a potential client or customer for the Business and on or following my Termination Date, any Person which, at any point during the twelve (12) month period of time preceding termination of my employment with the Company for any reason, was identified on a list as a potential client or customer of the Business.

In addition to the above provisions of this Section 8, during the Non-Solicitation Restricted Period, I agree that, other than in the ordinary course of performing my duties for any Company Entity, I will not, directly or indirectly or by action in concert with others, (A) encourage or influence (or seek to encourage or influence) any Person who is an employee, director, or independent contractor of the Company Entities, or on or following the termination of my employment, was an employee, director or independent contractor during the last year of my employment with the Company, to terminate employment or engagement with the Company Entities; or (B) solicit or hire any Person who is or was engaged as an employee, director or independent contractor by the Company Entities during the last year of my employment with the Company. To the extent permitted by applicable law, in the event of a proven breach of this Section 8 by me, the Non-Compete Restricted Period and the Non-Solicitation Restricted Period set forth herein shall be extended automatically by the period of such breach. All of the foregoing provisions of this Section 8 notwithstanding, I may own not more than five percent (5%) of the issued and outstanding shares of any class of securities of an issuer whose securities are listed on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, as long as such investment is a passive investment and I have no control over the business.

Notwithstanding anything herein to the contrary, the foregoing restrictions shall not apply with regard to (i) general solicitations that are not specifically directed to employees, agents or independent contractors of any Company Entity or (ii) actions taken in the good faith performance of my duties for and/or for the benefit of the Company Entities. For the avoidance of doubt, the foregoing restrictions shall not apply with regard to solicitations or hirings by any of my future employers without my direct or indirect involvement; provided, however, that I have not directed or caused any such employer to solicit or hire any such employee, agent or independent contractor.

10.
Government Contracts. I acknowledge that the Company Entities may have from time to time agreements with other Persons or with the United States Government or its agencies which impose obligations or restrictions on the Company Entities regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company Entities. In addition to the rights assigned under Section 5, I also assign to the Company (or any of its nominees) all rights which I have or acquire in any Developments, full title to which is required to be in the United States under any contract between the Company Entities and the United States or any of its agencies.
11.
Permitted Disclosures.

(a) Pursuant to 18 U.S.C. § 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to my attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I (i) file any document containing the trade secret under seal, and (ii) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(b) Nothing in this Agreement or any other agreement by and between the Company Entities and me shall prohibit or restrict me from (i) voluntarily communicating with any government agency, including the Securities and Exchange Commission (“SEC”), or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company Entities, (ii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, or (iii) disclosing any Proprietary Information to a court or other administrative or legislative body in response to a subpoena, provided that I first promptly notify and provide the Company Entities with the opportunity to seek, and join in its efforts at the sole expense of the Company Entities, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy.

12.
Cooperation. During my employment with the Company and at all times thereafter, at the request of the Company, upon reasonable notice and at reasonable times (taking into account my other personal and business commitments), I shall cooperate fully with the Company Entities in any (a) litigation, administrative proceeding or inquiry that involves the Company Entities or their then-current or former officers, directors, employees or agents; and/or (b) investigation or inquiry conducted by or on behalf of the Company Entities or any governmental or regulatory authority, in each case, with respect to any matter about which I have knowledge or information or in which I was involved. The Company shall reimburse me for reasonable out-of-pocket expenses incurred by me under this Section 11 (provided that I provide the Company with reasonable documentation of such expenses).
13.
Nondisparagement. Following termination of my employment and at all times thereafter, I will not make or publish, or cause to be made or published, any statement or information that disparages or defames any of the Company Entities or any of their respective partners, officers, directors, shareholders, or employees. The Company agrees not to intentionally make or publish, or cause to be made or published, any official statement or formal announcement that disparages or defames me. Notwithstanding the foregoing, nothing in this Section 12 shall prevent the parties from making any truthful statement (a) necessary with respect to any litigation, arbitration or mediation involving this Agreement or any other agreement between myself and any Company Entity, including, but not limited to, the enforcement of such agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (b) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over the party.
14.
Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company Entities or induce the Company Entities to use any confidential or proprietary information or material belonging to any previous employer or others.
15.
Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company Entities and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company Entities substantial and irrevocable damage and therefore, in the event of such breach, the Company Entities, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. If I violate this Agreement, as determined by a final judgment of a court of competent jurisdiction, in addition to all other remedies available to the Company Entities at law, in equity, and under contract, I agree that I am obligated to pay the Company Entities’ reasonable costs of enforcement of this Agreement, including attorneys’ fees and expenses.
16.
Use of Voice, Image and Likeness. During my employment and for a reasonable period thereafter, I give the Company permission to use any and all of my voice, image and likeness, with or without using my name, in connection with the products and/or services of the Company Entities, for the purposes of advertising and promoting such products and/or services and/or the Company Entities, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

17.
Publications and Public Statements. Other than in the ordinary course of the Company’s business, I will obtain the Company’s written approval before publishing or submitting for publication outside the Company any material that relates to my work at the Company and/or incorporates any Proprietary Information.
18.
No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other Person to continue my employment. I acknowledge that, unless otherwise provided in my Employment Agreement with the Company, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.
19.
Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination. The Company will have the right to assign this Agreement to its successors and assigns.
20.
Exit Interview; Return of Company Property. If and when I depart from the Company, I may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement. For eighteen (18) months following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer and the nature of my activities, reasonably related to the Business; provided that the failure to provide any such notice shall not constitute a waiver of any right or remedy I may have hereunder or under any employment, equity or other contractual arrangement with any of the Company Entities. On my last day of employment with the Company or upon an earlier request by the Company, to the extent practicable, or as soon as reasonably practicable following my last day of employment with the Company, I shall promptly return to the Company any and all documents and other physical or tangible things regardless of whether in paper or electronic form, in my possession, custody or control, that are the property of any of the Company Entities, and any and all documents or other tangible things in my possession, custody or control that disclose or embody any technical or other information that is confidential or proprietary to the Company Entities or any third party that has disclosed such information to any of the Company Entities subject to an obligation of confidentiality. I agree to return and not destroy, alter, erase or otherwise change any software, data or other information belonging to any of the Company Entities. Notwithstanding the foregoing and for the avoidance of doubt, I am entitled to maintain, and the Company Entities acknowledge my right in respect of, individual personnel documents, such as my payroll and tax records and any documents or information relating to my compensation and/or equity interests in any Company Entity.
21.
Disclosure to Future Employers. I agree that prior to accepting employment or engagement with any other Person during my employment with the Company, and for eighteen (18) months after my last day of employment with the Company, I shall inform such prospective employer or prospective counterparty of the existence and details of this Agreement and provide such prospective employer or prospective counterparty with a copy of this Agreement, and, in addition, I agree that promptly following the commencement of employment or engagement with such

Person during such period, I shall provide the Company with written notice, including (a) the name of the employer or counterparty; (b) the business engaged in or to be engaged in by the employer or counterparty; (c) my position with the employer or counterparty; (d) the location of my employment or engagement; and (e) the territory in which I have job duties or responsibilities; provided, however, that the foregoing shall apply if and only to the extent that any covenant or commitment set forth in this Agreement would be relevant with respect to such Person; and, provided further, that my failure to provide any such notice shall not constitute a waiver of any right or remedy I may have hereunder or under any employment, equity or other contractual arrangement with any of the Company Entities.
22.
Additional Acknowledgements. I acknowledge that I have been advised to consult with an attorney of my choosing prior to signing this Agreement, including the non-competition covenant set forth in Section 8(a). I further acknowledge that the non-competition covenant set forth in Section 8(a) of this Agreement shall not become effective for ten (10) business days following the date on which it was provided to me.
23.
Severability; Blue Penciling. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
24.
Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts without regard to conflicts-of-law principles. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

IN WITNESS WHEREOF, I and the Company have duly executed this Agreement as of the date below.

Signed: /s/ Jeffrey H. Winter

Name: Jeffrey H. Winter

Date: Dec 1, 2021

[Signature Page to Restrictive Covenants Agreement]

Acknowledged and Confirmed

Duck Creek Technologies LLC

By: /s/ Michael A. Jackowski
Name:
Title:

Duck Creek Technologies, Inc.

By:
Name:
Title:

[Signature Page to Restrictive Covenants Agreement]

APPENDIX A

To:	Duck Creek Technologies LLC
From:	Jeffrey H. Winter
Date:	Dec 1, 2021

SUBJECT: Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company and Accenture that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒ No inventions or improvements

☐ See below:

☐ Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor

☒ None

☐ See below:

Appendix A-1

Exhibit B

RELEASE OF CLAIMS

As a condition precedent to Jeff H. Winter (“Employee”) receiving payments as provided for in Section 7(b) of that certain Employment Agreement by and between Duck Creek Technologies LLC (the “Company”) and Employee, dated September 1, 2021 (the “Employment Agreement”), Employee hereby agrees to the terms of this Release of Claims (this “Release”) as follows:

1.
Release.

Employee, on behalf of Employee and Employee’s heirs, executors, administrators, successors and/or assigns, hereby voluntarily, unconditionally, irrevocably and absolutely releases and discharges the Company, its parent, and each of their subsidiaries, affiliates and partnerships, and all of their past and present employees, officers, directors, agents, owners, shareholders, representatives, members and attorneys, and all of their successors and assigns (collectively, the “Released Parties”), from all claims, charges, demands, causes of action, and liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (hereinafter, “Claims”) that Employee has or may have against the Released Parties (i) from the beginning of time through the date upon which Employee signs this Release, including any Claims for an alleged violation of any or all federal, state and local laws or regulations, including, but not limited to the following, each as may be amended and as may be applicable: Title VII of the Civil Rights Act; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Equal Pay Act; the Employee Retirement Income Security Act; the National Labor Relations Act; Uniformed Services Employment and Reemployment Rights Act; the Equal Pay Act; the False Claims Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Occupational Safety and Health Act; the Fair Labor Standards Act; Massachusetts Wage Act; the Massachusetts Fair Employment Practices Act; Claims for negligent or intentional infliction of emotional distress, breach of contract, fraud or any other unlawful behavior, and/or punitive damages, liquidated damages, penalties, attorneys’ fees, costs and/or expenses or (ii) arising under any agreement between Employee and any Released Party; provided, however, that this Release does not bar any Claims (A) with respect to Employee’s rights under Sections 5(e), 7(b), 7(d), 18 or 19 of the Employment Agreement, (B) that may not be waived by private agreement under applicable law, such as claims for workers’ compensation or unemployment insurance benefits, (C) with respect to indemnification, advancement of expenses and/or coverage under any director and officer insurance policy, including pursuant to any written agreement or corporate governance document or limited partnership of any Released Party, or (D) with respect to all rights under the Company’s 401(k) plan. Nothing in this Release prohibits or restricts Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment; provided that Employee hereby waives the right to recover any monetary damages or other relief against any Released Parties with respect to Claims released by Employee herein.

21.
Consultation/Voluntary Agreement. Employee acknowledges that the Company has advised Employee of Employee’s right to consult with an attorney prior to executing this Release. Employee has carefully read and fully understands all of the provisions of this Release. Employee is entering into this Release, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing and not revoking this Release.
22.
Review and Revocation Period.
a.
Employee has been given at least twenty-one (21) calendar days (including the time period permitted under Section 7(b) of the Employment Agreement) to consider the terms of this Release, although Employee may sign it sooner.
b.
Employee will have seven (7) calendar days from the date on which such Employee signs this Release to revoke Employee’s consent to the terms of this Release. Such revocation must be in writing and must be e-mailed to [lori.b.hannay@duckcreek.com]. Notice of such revocation must be received within the seven (7) calendar days referenced above.
c.
In the event of such revocation by Employee, this Release shall be null and void in its entirety and Employee shall not have any rights to the payments set forth above. Provided that Employee does not revoke this Release within the time period set forth above, this Release shall become effective on the eighth (8th) calendar day after the date upon which Employee signs it.
23.
Savings Clause. If any term or provision of this Release is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Release or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Release is invalid, illegal or unenforceable, this Release shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Employee signs this Release.
24.
Third-Party Beneficiaries. Employee acknowledges and agrees that all Released Parties are third-party beneficiaries of this Release and have the right to enforce this Release.
25.
Governing Law. This Release shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

IN WITNESS WHEREOF, Employee has executed this Release, as of the below-indicated date, which may be signed and delivered by facsimile or .pdf.

EMPLOYEE

/s/ Jeff Winter
Jeff Winter

Date Executed: Dec 1, 2021